Exhibit 99.1

Contacts: Investor Relations Mary Ekman 425-216-7995 mary.ekman@clearwire.com
Media Relations
Susan Johnston
425-216-7913
susan.johnston@clearwire.com
Clearwire Reports Fourth Quarter and Full Year 2008 Results
Key 2008 Highlights
•	Completed Combination with Sprint’s 4G Assets, Resulting in Largest U.S. Mobile Wireless Spectrum Portfolio

•	Closed $3.2 Billion Financing Round at $17 Per Share

•	2008 Pro Forma Revenue Increases 52 Percent Driven by 21 Percent Subscriber Growth and 6 Percent ARPU Increase

•	Initial Markets Increase Market EBITDA Margin to 40 Percent in Fourth Quarter 2008
Additional Highlights
•	First “Clear” Mobile WiMAX Market Comes Out of the Gate Strong With Initial Sales More Than Double Any of Clearwire’s Prior 47 Market Launches

•	Mobile WiMAX Network Expansion Under Way Enabling Coverage of Up To 120 Million Americans Across 80 Markets in 2010

•	Atlanta, Las Vegas, Chicago, Charlotte, Dallas/Ft. Worth, Honolulu, Philadelphia, and Seattle Among Cities Going “Clear” in 2009

•	New York, Boston, Washington, D.C., Houston and the San Francisco Bay Area Lead List of Planned 2010 Launches

•	Clearwire to Launch Dual Mode 3G/4G Modem This Summer Giving “Clear” Subscribers Access to a Nationwide 3G Mobile Data Network
KIRKLAND, Wash. — March 5, 2009 — Clearwire Corporation [NASDAQ: CLWR] (along with its subsidiaries, “Clearwire” or the “Company”), a leading provider of wireless broadband services, today reported its unaudited consolidated financial and operating results for the fourth quarter and full year ended December 31, 2008.
“In 2008, we accomplished very significant milestones throughout our business. We completed a transaction with Sprint Nextel that rationalized our spectrum holdings into a nationwide footprint and gave us access to Sprint’s existing infrastructure to facilitate our network deployment. We raised more than $3 billion of new capital and entered into wholesale distribution arrangements with Sprint and leading cable companies, creating an expanded reach for our services well beyond what Clearwire could accomplish on its own,” said Benjamin G. Wolff, chief executive officer of Clearwire. “We also continued to demonstrate the financial strength of our business and our ability to compete, with ARPUs increasing despite industry declines, and our U.S. markets as a group producing positive market EBITDA margins.”

“During 2009, we expect to launch our Clear™ branded mobile broadband services in a number of new markets such as Las Vegas, Atlanta, Chicago, Philadelphia and Dallas/Ft. Worth and in our largest existing markets, namely Baltimore, Seattle, Honolulu and Charlotte,” Wolff added. “With a robust pipeline of cell sites under development, we are working to significantly extend our wireless 4G network to many more markets, giving us the ability to cover as many as 120 million people with true broadband mobility by the end of 2010, including in major markets such as New York, Boston, Washington D.C., Houston and the San Francisco Bay area to name a few.”
“In this difficult economic climate, our objective is to continue to balance the prudent use of our significant financial resources with our desire to take full advantage of the market opportunity that is in front of us, and we intend to do just that. This means retaining the flexibility to accelerate or decelerate our expansion based on our own successes and the macro economic environment. Our job is also to provide innovative products and services that give consumers more for less, which is more important than ever given the state of our economy. Our early results in Portland indicate we are doing just that,” Wolff continued. “As we move into 2009, we are expanding our network to support the rapidly growing consumer appetite for 4G mobile broadband services. We firmly believe that we are in the right place at the right time, with an unmatched group of assets, enabling us to build long-term value for our shareholders as we re-invent the way people use, experience and connect to the Internet.”
In addition to announcing network expansion plans, Clearwire also announced new products. The company expects to launch a dual-mode 3G/4G wireless modem in the summer giving Clear customers a national data footprint with Sprint’s 3G network. The modem will be sold by Clear and Sprint and automatically switch between WiMAX service and Sprint’s 3G network.
The company also plans to launch a personal hot spot, a Clear accessory which combines the mobility of WiMAX with the ubiquity of Wi-Fi. Expected to be available at the end of March, the device when paired with the Clear 4G service will open the Clear 4G network to hundreds of Wi-Fi enabled products.
As Clearwire is deploying a mobile WiMAX network, the PC industry is moving forward with WiMAX as well. Together with Intel, the technology now has a long list of supporters including Acer, Asus, Dell, Fujitsu, Lenovo, Panasonic, Samsung and Toshiba that are delivering new Centrino-2 processor powered notebooks with the integrated Intel WiMAX /Wi-Fi chipset that has advanced MIMO technology. There are 26 models that are WiMAX certified today and many more in the pipeline. A number of OEMs are also offering or plan to offer soon Intel Atom based netbooks, which increase the affordability and the reach of those products.
Clearwire expects there to be nearly 100 mobile WiMAX devices — such as laptops, netbooks, handhelds, USBs and modems — available to customers by the end of the year.
Business Outlook
Clearwire’s focus in 2009 and 2010 will be on development and expansion of its wireless 4G network. During this build-out phase, operating statistics will not be fully comparable to those in previous periods as the Company upgrades certain existing markets and launches new markets to extend the Clear mobile WiMAX network. Clearwire expects ARPU to be sustained over this period, but anticipates that Churn will increase in its pre-WiMAX markets as the Company transitions these networks to mobile WiMAX technology and that CPGA will increase as new markets are launched, consistent with Clearwire’s past operating experiences.
Clearwire targets total net cash spend in the range of $1.5 to $1.9 billion for 2009. At this time, Clearwire is structuring new market development work to enable the Company to manage current cash resources into 2011, although this time period can be extended as it is driven largely by the pace of expansion. Clearwire is currently engaged in the development and construction of mobile WiMAX networks covering 75 million people, as well as the long lead time cell site development work necessary to cover an additional 45 million people, giving the Company the ability to cover 120 million people by the end of 2010. The ultimate timing of Clearwire’s network build-out will largely be driven by the Company’s market by market success and the availability of additional capital.

Unaudited 2008 Fourth Quarter and Full Year Consolidated Results
On November 28, 2008, Clearwire, Sprint Nextel Corporation, Comcast Corporation, Time Warner Cable, Inc., Bright House Networks, LLC, Google Inc. and Intel Corporation completed the transactions contemplated by the Transaction Agreement and Plan of Merger (the “Transaction Agreement”), entered into by the parties on May 7, 2008. For accounting purposes, the transactions (the “Transactions”) are treated as a “reverse acquisition” with the WiMAX business contributed from Sprint (the “Sprint WiMAX Business”) deemed to be the accounting acquirer. As a result, the financial results of the legacy Clearwire Corporation (“Old Clearwire”) prior to the consummation of the transactions are not included as part of the Company’s financial statements. The reported results in the Company’s Consolidated Statement of Operations include the results of operations of the Sprint WiMAX Business for 2007 and for the period from January 1 through November 28, 2008 and the combined Clearwire operations for the period from November 28 through December 31, 2008.
CLEARWIRE CORPORATION AND SUBSIDIARIES
SUMMARY STATEMENT OF OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues	$20,489	$—	$20,489	$—
Operating expenses
Cost of goods and services and network costs (exclusive of a portion of depreciation and amortization shown below):	47,904	34,899	131,489	48,865
Selling, general and administrative expense	55,903	51,377	150,940	99,490
Depreciation and amortization	30,350	2,806	58,146	3,979
Spectrum lease expense	38,197	15,246	90,032	60,051
Transaction related expenses	82,960	—	82,960	—

Total operating expenses	255,314	104,328	513,567	212,385
Operating Loss	(234,825)	(104,328)	(493,078)	(212,385)
Other income (expense), net	(40,261)	1,167	(37,662)	4,022
Non-controlling interest in net loss of consolidated subsidiaries	159,721	—	159,721	—
Income tax provision	(2,655)	(5,146)	(61,607)	(16,362)

Net loss	$(118,020)	$(108,307)	$(432,626)	$(224,725)

Net loss per common share:
Basic	$(0.16)	N/A	$(0.16)	N/A

Diluted	$(0.28)	N/A	$(0.28)	N/A

Weighted average common shares outstanding:
Basic	189,921	N/A	189,921	N/A

Diluted	694,921	N/A	694,921	N/A

Consolidated Revenue was $20.5 million for each of the fourth quarter 2008 and the twelve months ended December 31, 2008, compared to zero for the Sprint WiMAX Business for the same periods in 2007. Consolidated Revenue for each period does not include any revenue recognized by Old Clearwire prior to November 28, 2008 and reflects the fact that the Sprint WiMAX Business did not have any markets in operation prior to the fourth quarter 2008.

Consolidated Cost of goods and services and network costs was $47.9 million and $131.5 million for the fourth quarter and the twelve months ended December 31, 2008, respectively, compared to $34.9 million and $48.9 million, respectively, for the Sprint WiMAX Business in the same periods in 2007. The increases were primarily due to an increase in tower lease and backhaul expenses. Selling, general and administrative expense for the fourth quarter 2008 and the twelve months ended December 31, 2008 increased to $55.9 million and $150.9 million, respectively, compared to $51.4 million and $99.5 million for the Sprint WiMAX Business in the same periods in 2007 as a result of higher sales and marketing and customer care expenses in support of the launch of the Baltimore market. Fourth quarter 2008 Net loss was $118.0 million compared to $108.3 million for the Sprint WiMAX Business in the fourth quarter 2007, and Net loss for the twelve months ended December 31, 2008 was $432.6 million compared to $224.7 million for the Sprint WiMAX Business in 2007. The increased Net loss reflects $83.0 million of expenses related to the Transactions incurred in the fourth quarter 2008, which include a one-time $80.6 million settlement loss resulting from the termination of spectrum lease agreements in which Sprint leased spectrum to Old Clearwire prior to the Transaction.
Pro Forma 2008 Fourth Quarter and Full Year Consolidated Results
In order to facilitate the most useful comparative analysis between periods, set forth below is a summary of Pro Forma Financial Data derived from the unaudited pro forma condensed combined statements of operations of Clearwire for the three and twelve month periods ending December 31, 2008 and December 31, 2007. The unaudited pro forma statements of operations give effect to the Transactions as if they were consummated on January 1, 2007, and are based upon the financial results for both Old Clearwire and the Sprint WiMAX Business for the relevant periods. A full presentation of the unaudited pro forma condensed combined statements of operations for the three months and the years ended December 31, 2008 and 2007, and accompanying notes, are provided on subsequent pages of this release. The unaudited pro forma statements of operations are presented for illustrative purposes only and are not necessarily indicative of the results of operations that would have been obtained had the Transactions actually been consummated on January 1, 2007, nor do they intend to be a projection of future results of operations.
The following table summarizes Clearwire’s pro forma fourth quarter and full year ended December 31, 2008 consolidated results, versus pro forma fourth quarter and full year ended December 31, 2007 consolidated results.

	Clearwire Corporation
	Summary of Pro Forma Financial Data
	(In thousands, unless otherwise noted)
	(Unaudited)
	Three Months Ended December 31			Twelve Months Ended December 31
	2008	2007	% Change	2008	2007	% Change
Revenue	59,716	45,384	32%	230,646	151,440	52%

Cost of Service	77,408	72,864	6%	285,759	156,146	83%

Gross Margin	(17,692)	(27,480)	36%	(55,113)	(4,706)	-1071%
Gross Margin %	-30%	-61%		-24%	-3%

Selling, General and Administrative	109,634	152,767	-28%	484,421	461,553	5%
Spectrum Lease Expense	76,091	63,738	19%	250,184	190,942	31%

EBITDA	(203,417)	(243,985)	17%	(789,718)	(657,201)	-20%

Adjustment for Non-Cash Items	46,076	59,551	-23%	175,862	160,061	10%

Adjusted EBITDA	$(157,341)	$(184,434)	15%	$(613,856)	$(497,140)	-23%
KEY OPERATING METRICS (k for ‘000’s, MM for ‘000,000’s)
Net Subscriber Additions	5k	47k		80k	188k
Total Subscribers	475k	394k		475k	394k
ARPU	$39.70	$36.09		$39.12	$36.81
Churn	2.8%	2.4%		2.7%	2.1%
CPGA	$468	$550		$456	$464
Capital Expenditures	$83MM	$269MM		$738MM	$691MM
Covered POPS	18.2MM	16.3MM		18.2MM	16.3MM
Cash, Cash Equivalents and Short-term Investments	$3,108MM	$944MM		$3,108MM	$944MM
Note: For a definition and reconciliation of non-GAAP financial measures, including Adjusted EBITDA, ARPU, Churn, CPGA, EBITDA and Market EBITDA, please refer to the section titled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” at the end of this release.
Pro Forma Fourth Quarter 2008
Pro forma consolidated Revenue increased by 32 percent to $59.7 million in the fourth quarter 2008, versus $45.4 million for the same quarter of 2007. The growth in Revenue was driven primarily by Clearwire’s larger pro forma subscriber base, which has increased to approximately 475,000 at the end of the fourth quarter 2008, up from approximately 394,000 at the end of the fourth quarter 2007. In anticipation of its plan to upgrade a number of existing markets to mobile WiMAX technology and consistent with an ongoing primary focus on market level profitability, Clearwire continued to moderate new subscriber growth by significantly reducing sales and marketing efforts, resulting in approximately 5,000 net new subscribers during the fourth quarter.
Pro forma consolidated Average Revenue Per User (or ARPU) for the fourth quarter 2008 was $39.70, an increase of $3.61 above the $36.09 level from the prior year fourth quarter. ARPU growth was driven by increased bundled sales of new services, including our Voice over Internet Protocol (or VoIP), PC Card and other ancillary services, as well as a decreased impact from promotional pricing year over year.
Pro forma Cost of Service increased 6 percent due to the continuing development of the Sprint WiMAX network. Pro forma Selling, General and Administrative (SG&A) expense decreased for the quarter due to lower gross subscriber additions. The Company reduced marketing related expenditures in existing pre-WiMAX markets. In addition, general and administrative expenses declined quarter over quarter primarily as a result of decreased overhead in the Sprint WiMAX Business at the end of the fourth quarter 2008 as compared to fourth quarter 2007. Pro forma Spectrum Lease Expense of $76.1 million increased by 19 percent due the higher number of spectrum leases entered into on a combined company basis.
Pro forma Adjusted EBITDA for the fourth quarter 2008 reflected a loss of $157.3 million, versus a loss of $184.4 million for the same period in 2007. The decreased loss compared to the year-ago quarter was due primarily to the significant decrease in SG&A expense year over year.

Pro Forma Capital Expenditures (or CapEx) for the fourth quarter were $83 million, compared to $269 million in the same period last year. The decrease in CapEx reflected lower network build activity and CPE investment during the fourth quarter as compared to the same period in 2007.
Pro Forma Full Year 2008
Pro forma consolidated Revenue for the twelve months ended December 31, 2008, was $230.6 million, an increase of 52 percent from $151.4 million in 2007. The rapid revenue growth was fueled by subscriber growth of 21 percent and a $2.31 increase in ARPU for 2008 as compared to 2007. Pro forma Cost of Service increased by 83 percent to $285.8 million in 2008 from $156.1 million in 2007 due to an increased number of active tower leases to support the launch of new and future mobile WiMAX markets.
Pro forma Adjusted EBITDA loss increased by $116.7 million primarily due to the year over year increases in cost of service just described and an increase in spectrum lease expense driven by the higher number of spectrum leases entered into during 2008 on a combined company basis.
Pro Forma Market-Level Progress
The following table summarizes the results for Clearwire’s 25 markets which commenced operations prior to 2006 (the “Initial Markets”) for the fourth quarter and full year ended December 31, 2008 versus the 2007 fourth quarter and full year on an unaudited pro forma basis. We will begin to convert these markets to our new WiMAX mobile service in 2009 which will impact the comparability of the results of these markets going forward. As such, we will no longer segregate these markets in future earnings releases. The unaudited pro forma results for the Initial Markets are prepared from the unaudited condensed combined statements of operations for the years ended December 31, 2008 and 2007 and the three months ended December 31, 2008 and 2007, and accompanying notes, that are provided on subsequent pages of this release.

	Initial Markets Performance
	Summary of Pro Forma Financial Data
	(In thousands, unless otherwise noted)
	(Unaudited)
	Three Months Ended December 31			Twelve Months Ended December 31
	2008	2007	% Change	2008	2007	% Change
Revenue	$26,851	$23,662	13%	$105,676	$85,701	23%

Gross Margin	$20,686	$18,084	14%	$81,364	$64,082	27%
Gross Margin %	77%	76%		77%	75%

Market EBITDA	$10,639	$2,584	312%	$35,009	$5,308	560%
EBITDA %	40%	11%		33%	6%

KEY OPERATING METRICS (k for ‘000’s, MM for ‘000,000’s)
Total Subscribers	223k	215k		223k	215k
ARPU	$39.56	$37.04		$38.68	$37.25
Churn	2.6%	2.3%		2.4%	2.0%
CPGA	$328	$428		$325	$380
Covered POPS	4.4MM	4.4MM		4.4MM	4.4MM
Number of EBITDA positive markets	25	21		25	21
Note: For a definition and reconciliation of non-GAAP financial measures, including Adjusted EBITDA, ARPU, Churn, CPGA, EBITDA and Market EBITDA, please refer to the section titled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” at the end of this release.

Clearwire’s Initial Markets ended the fourth quarter of 2008 with approximately 223,000 subscribers on a pro forma basis. Pro forma Revenue for the Initial Markets increased by 13 percent to $26.9 million for the quarter, versus $23.7 million in the fourth quarter of 2007. Revenue growth was driven by 4 percent year-over-year growth in subscribers, as well as increased delivery of new products and services which drove the increase in ARPU to $39.56
Pro forma Gross Margin for the group of Initial Markets increased to 77 percent for the 2008 fourth quarter, versus a Gross Margin of 76 percent for fourth quarter of 2007. The Initial Markets posted a record Market EBITDA margin of 40 percent in the fourth quarter of 2008, a strong increase from the Market EBITDA margin of 11 percent for the group in the fourth quarter 2007. The Market EBITDA improvement resulted from Clearwire’s consistent focus on containing SG&A expenses in the Initial Markets.
For the full year ended December 31, 2008, pro forma Revenue in the Initial Markets increased 23 percent to $105.7 million from $85.7 million in 2007. In addition pro forma Gross Margin in the Initial Markets for the year was 77 percent compared to 75 percent last year. Increased market level efficiencies and scale helped to significantly increase the Market EBITDA margin for the Initial Markets to 33 percent for the year, compared to 6 percent for 2007.
“2008 has also been a year in which we have achieved key financial milestones in our pre-WiMAX markets, which continue to demonstrate the long-term profitability and scalability of our business,” added Wolff. “Over 75 percent of our 46 domestic pre-WiMAX operating markets closed the year posting positive Market EBITDA, and all of our U.S. markets as a group achieved a nearly 20 percent Market EBITDA margin after just turning Market EBITDA positive mid-year. Our Initial Markets posted a record high Market EBITDA margin of 40 percent in the fourth quarter just ended. We believe that these metrics bode well for the sustainability of Clearwire’s business model as we deploy our 4G all-IP based network that provides increased efficiencies and a superior cost structure.”
Management Webcast
Clearwire’s senior leadership team will discuss the company’s 2008 fourth quarter and full year performance during a conference call and simultaneous webcast at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) today. The call is expected to last approximately 45 minutes. To access today’s conference call, please call 866-272-9941, or outside the United States please call 617-213-8895. The conference call passcode is 50175401. The simultaneous webcast can be accessed via the Internet at http://investors.clearwire.com. The conference call will be archived and available for replay until midnight Eastern Time (9 p.m. Pacific Time), on March 19, 2009. To access the replay, please call 888-286-8010, or outside the United States dial 617-801-6888. The replay passcode is 65682149.
About Clearwire
Clearwire Corporation (NASDAQ:CLWR) offers a robust suite of advanced high-speed Internet services to consumers and businesses. The company is building the first, nationwide 4G mobile Internet wireless network, bringing together an unprecedented combination of speed and mobility. Clearwire’s open all-IP network, combined with significant spectrum holdings, provides unmatched network capacity to deliver next-generation broadband access. Strategic investors include Intel Capital, Comcast, Sprint, Google, Time Warner Cable, and Bright House Networks. Clearwire currently provides mobile WiMAX-based service, to be branded Clear™, in two markets and provides pre-WiMAX communications services in 50 markets across the U.S. and Europe. Headquartered in Kirkland, Wash., additional information about Clearwire is available at www.clearwire.com.

Forward-Looking Statements
     This release, and other written and oral statements made by Clearwire from time to time, contains forward-looking statements which are based on management’s current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, management’s expectations regarding: future financial and operating performance and financial condition; proposed transactions; development, network and market launch; strategic plans and objectives; industry conditions; the strength of the balance sheet; and liquidity and financing needs. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire’s control, which could cause actual results to differ materially and adversely from such statements. Some factors that could cause actual results to differ are:
•	We are an early-stage company with a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future.

•	The integration of Old Clearwire’s business with the Sprint WiMAX Business may present significant challenges to our management that could divert management’s attention from day-to-day operations and have a negative impact on our business.

•	We may fail to realize all of the anticipated benefits of the transactions with Sprint and the strategic investors.

•	Our business plan will require us to raise substantial additional financing both in the near term and long term, and if we are unable to raise such financing we may need to modify our business plan accordingly, such as making material adjustments to our current network expansion plans, including potential delays in the timing or decreases in the scope of expansion.

•	We are committed to using commercially reasonable efforts to deploy wireless broadband networks based solely on mobile WiMAX technology, even if there are alternative technologies available in the future that are technologically superior or more cost effective.

•	We currently depend on our commercial partners to develop and deliver the equipment for our pre-WiMAX and mobile WiMAX networks.

•	Many of our competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services.

•	Our substantial indebtedness and restrictive debt covenants could limit our financing options and liquidity position and may limit our ability to grow our business.

•	Sprint Nextel Corporation controls a majority of our combined voting power, and may have, or may develop in the future, interests that may diverge from other stockholders.

•	Future sales of large blocks of our common stock may adversely impact our stock price.
For a more detailed description of the factors that could cause such a difference, please refer to Clearwire’s filings with the Securities and Exchange Commission, including the information under the heading “Risk Factors” in our Registration Statement filed on Form S-4, as amended (File No. 333-153128). Clearwire assumes no obligation to update or supplement such forward-looking statements.

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
REVENUES	$20,489	$—	$20,489	$—
OPERATING EXPENSES:
Cost of goods and services and network costs (exclusive of a portion of depreciation and amortization shown below):	47,904	34,899	131,489	48,865
Selling, general and administrative expense	55,903	51,377	150,940	99,490
Depreciation and amortization	30,350	2,806	58,146	3,979
Spectrum lease expense	38,197	15,246	90,032	60,051
Transaction related expenses	82,960	—	82,960	—

Total operating expenses	255,314	104,328	513,567	212,385

OPERATING LOSS	(234,825)	(104,328)	(493,078)	(212,385)
Other income (expense), net	(40,261)	1,167	(37,662)	4,022

LOSS BEFORE NON-CONTROLLING INTEREST AND INCOME TAXES	(275,086)	(103,161)	(530,740)	(208,363)
Non-controlling interest in net loss of consolidated subsidiaries	159,721	—	159,721	—

LOSS BEFORE INCOME TAXES	(115,365)	(103,161)	(371,019)	(208,363)
Income tax provision	(2,655)	(5,146)	(61,607)	(16,362)

NET LOSS	$(118,020)	$(108,307)	$(432,626)	$(224,725)

Net loss per common share:
Basic	$(0.16)	N/A	$(0.16)	N/A

Diluted	$(0.28)	N/A	$(0.28)	N/A

Weighted average common shares outstanding:
Basic	189,921	N/A	189,921	N/A

Diluted	694,921	N/A	694,921	N/A

Basic and diluted net loss per common share amounts are presented only for the period from November 28, 2008 through December 31, 2008. Prior to the Transaction closing, the consolidated Company had no equity as it was a wholly owned division of Sprint Nextel Corporation. The calculation of diluted net loss per common share assumes the hypothetical exchange of Clearwire Class B Common Interests together with Class B Common Stock for Class A Common Stock resulting in certain corresponding tax effects, an increase in the number of Class A common stock outstanding and the elimination of the non-controlling interest allocation.

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$1,206,143	$—
Other current assets	1,959,729	8,399
Property, plant and equipment, net	1,319,945	491,896
Spectrum licenses	4,435,200	2,599,109
Other long-term assets	203,150	44,754

TOTAL ASSETS	$9,124,167	$3,144,158

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$171,470	$—
Long-term debt	1,350,498	—
Other long-term liabilities	99,389	679,222
Non-controlling interest	5,436,669	—
Stockholders’ equity	2,066,141	2,464,936

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,124,167	$3,144,158

The Condensed Consolidated Balance Sheets are unaudited and include certain estimates. The Condensed Consolidated Balance Sheet at December 31, 2007 reflects the Sprint WiMAX Business only. The Condensed Consolidated Balance Sheet at December 31, 2008 reflects the acquisition of Old Clearwire by the Sprint WiMAX Business and the contribution of cash by Comcast, Time Warner, Bright House, Google and Intel (collectively, the “Investors”). As of the closing of the Transaction on November 28, 2008, the Sprint WiMAX Business net equity and the initial contributions for all other parties were allocated to Controlling and Non-Controlling Interests based on the respective economic interests in Clearwire and Clearwire Communications LLC (“Clearwire Communications”). The Old Clearwire shareholders and Google, who hold shares of Clearwire’s Class A common stock, are considered to be Controlling Interests. Sprint and the other Investors who hold shares of Clearwire’s Class B common stock are considered to be Non-Controlling Interests.

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)

	Year ended December 31,
	2008	2007

Net loss	$(432,626)	$(224,725)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	58,146	3,979
Non-cash activity	13,462	16,362
Prepaid spectrum license fees	5,041	—
Changes in working capital	(56,456)	(135,135)

Net cash used in operating activities	(412,433)	(339,519)

Net cash used in investing activities	(2,245,830)	(683,080)

Net cash provided by financing activities	3,864,206	1,022,599

Cash effect of exchange rate changes	200	—

Net increase in cash and cash equivalents	1,206,143	—

Cash and cash equivalents, beginning	—	—

Cash and cash equivalents, ending	$1,206,143	$—

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
     The unaudited pro forma condensed combined statements of operations for the years ended December 31, 2008 and 2007 and the three months ended December 31, 2008 and 2007 give effect to the Transactions as if they were consummated on January 1, 2007. The unaudited pro forma condensed combined statements of operations include all adjustments that give effect to events that are directly attributable to the Transactions, expected to have a continuing impact, and that are factually supportable. The notes to the unaudited pro forma condensed combined statements of operations describe the pro forma amounts and adjustments presented below.
     The Transactions are being accounted for as a reverse acquisition in accordance with the provisions of SFAS No. 141, Business Combinations, with the Sprint WiMAX business considered the accounting acquirer. The purchase consideration for Old Clearwire is based on the fair value of the Company’s Class A Common Stock as of the closing of the Transactions (the “Closing”), which was determined to be equal to the $6.62 publicly traded share price of Old Clearwire Class A Common Stock on November 28, 2008. The total purchase consideration was allocated to the respective assets and liabilities based upon their estimated fair values on the date of the acquisition. At the date of acquisition, the estimated fair value of net assets acquired exceeded the purchase price; therefore, no goodwill is reflected in the purchase price allocation. In accordance with SFAS No. 141, the excess of estimated fair value of net assets acquired over purchase price was allocated to eligible non-current assets based upon their relative fair values. The allocation of the purchase consideration is preliminary and based on valuations derived from significant estimates and assumptions by management. While management believes that its preliminary estimates and assumptions underlying the valuations are reasonable, different estimates and assumptions could result in different valuations assigned to individual assets acquired and liabilities assumed, and the resulting amount of the excess of fair value of net assets acquired over the purchase price. The final purchase accounting allocation may be different from the preliminary pro forma adjustments presented herein.
     In connection with the integration of the Sprint WiMAX Business and Old Clearwire operations, management expects that certain non-recurring charges will be incurred. Management also expects that certain synergies might be realized due to operating efficiencies or future revenue synergies expected to result from the Transactions. However, the amount and extent of those synergies cannot be quantified at this time. Therefore, no pro forma adjustments have been reflected in the unaudited pro forma condensed combined statements of operations to reflect any such costs or benefits.
     Assumptions underlying the unaudited pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined statements of operations. The unaudited pro forma condensed combined statements of operations that follow are presented for informational purposes only and are not intended to represent or be indicative of the combined results of operations that would have been reported had the Transactions been completed as of January 1, 2007 and should not be taken as representative of the future consolidated results of operations of the Company.

CLEARWIRE CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three months ended December 31, 2008
	Historical
	3 Month period	2 Month Period	Purchase		Clearwire
	Clearwire	Old	Acctng and		Corporation
	Corporation (1)	Clearwire	Other (2)		Pro Forma

REVENUES:	$20,489	$39,227	$—		$59,716

OPERATING EXPENSES:

Cost of goods and services and network costs (exclusive of a portion of depreciation and amortization shown below):	47,904	29,504	—		77,408
Selling, general and administrative expense	55,903	92,631	(38,900	)(a)	109,634
Depreciation and amortization	30,350	19,227	(9,955	)(b)	43,160
			3,538	(c)
Spectrum lease expense	38,197	32,149	6,211	(c)	76,091
			(466	)(d)
Transaction related expenses	82,960	31,010	(33,397	)(e)	—
			(80,573	)(f)

Total operating expenses	255,314	204,521	(153,542)		306,293

OPERATING LOSS	(234,825)	(165,294)	153,542		(246,577)
OTHER INCOME (EXPENSE):
Interest income	1,091	1,712	—		2,803
Interest expense	(16,545)	(15,407)	15,405	(g)	(49,138)
			(32,591	)(h)
Foreign currency gains (losses), net	684	(705)	—		(21)
Other-than-temporary impairment loss and realized loss on investments	(18,170)	(19,291)	—		(37,461)
Other income (expense), net	(7,321)	1,411	(466	)(d)	(6,376)

Total other income (expense), net	(40,261)	(32,280)	(17,652)		(90,193)

LOSS BEFORE NON-CONTROLLING INTEREST AND INCOME TAXES	(275,086)	(197,574)	135,890		(336,770)
Non-controlling interest in net loss of consolidated subsidiaries	159,721	86	86,611	(f),(i)	246,418

LOSS BEFORE INCOME TAXES	(115,365)	(197,488)	222,501		(90,352)
Income tax provision	(2,655)	(14)	2,669	(j)	—

NET LOSS	$(118,020)	$(197,502)	$225,170		$(90,352)

CLEARWIRE CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three months ended December 31, 2007
	Historical
	3 Month period	3 Month Period	Purchase		Clearwire
	Clearwire	Old	Acctng and		Corporation
	Corporation (1)	Clearwire	Other (2)		Pro Forma

REVENUES:	$—	$45,384	$—		$45,384

OPERATING EXPENSES:					—

Cost of goods and services and network costs (exclusive of a portion of depreciation and amortization shown below):	34,899	37,965	—		72,864
Selling, general and administrative expense	51,377	101,390	—		152,767
Depreciation and amortization	2,806	26,136	(12,134	)(b)	22,051
			5,243	(c)
Spectrum lease expense	15,246	39,874	9,317	(c)	63,738
			(699	)(d)
Transaction related expenses	—	—	—		—

Total operating expenses	104,328	205,365	1,727		311,420

OPERATING LOSS	(104,328)	(159,981)	(1,727)		(266,036)
OTHER INCOME (EXPENSE):
Interest income	—	13,730	—		13,730
Interest expense	—	(19,737)	19,416	(g)	(48,881)
			(48,560	)(h)
Foreign currency gains (losses), net	—	139	—		139
Other-than-temporary impairment loss and realized loss on investments	—	(20,812)	—		(20,812)
Other income (expense), net	1,167	(1,231)	(699	)(d)	(763)

Total other income (expense), net	1,167	(27,911)	(29,843)		(56,587)

LOSS BEFORE NON-CONTROLLING INTEREST AND INCOME TAXES	(103,161)	(187,892)	(31,570)		(322,623)
Non-controlling interest in net loss of consolidated subsidiaries	—	1,283	235,875	(i)	237,158

LOSS BEFORE INCOME TAXES	(103,161)	(186,609)	204,305		(85,465)
Income tax provision	(5,146)	(1,500)	6,646	(j)	—

NET LOSS	$(108,307)	$(188,109)	$210,951		$(85,465)

CLEARWIRE CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Year ended December 31, 2008
	Historical
	12 Month period	11 Month Period	Purchase		Clearwire
	Clearwire	Old	Acctng and		Corporation
	Corporation (1)	Clearwire	Other (2)		Pro Forma

REVENUES:	$20,489	$210,157	$—		$230,646

OPERATING EXPENSES:

Cost of goods and services and network costs (exclusive of a portion of depreciation and amortization shown below):	131,489	154,270	—		285,759
Selling, general and administrative expense	150,940	372,381	(38,900	)(a)	484,421
Depreciation and amortization	58,146	104,817	(52,865	)(b)	128,602
			18,504	(c)
Spectrum lease expense	90,032	128,550	34,163	(c)	250,184
			(2,561	)(d)
Transaction related expenses	82,960	46,166	(48,553	)(e)	—
			(80,573	)(f)

Total operating expenses	513,567	806,184	(170,785)		1,148,966

OPERATING LOSS	(493,078)	(596,027)	170,785		(918,320)
OTHER INCOME (EXPENSE):
Interest income	1,091	17,478	—		18,569
Interest expense	(16,545)	(94,438)	94,055	(g)	(192,588)
			(175,660	)(h)
Foreign currency gains (losses), net	684	(531)	—		153
Loss on extinguishment of debt	—	—	—		—
Other-than-temporary impairment loss and realized loss on investments	(18,170)	(61,411)	—		(79,581)
Other income (expense), net	(4,722)	(2,704)	(2,561	)(d)	(9,987)

Total other income (expense), net	(37,662)	(141,606)	(84,166)		(263,434)

LOSS BEFORE NON-CONTROLLING INTEREST AND INCOME TAXES	(530,740)	(737,633)	86,619		(1,181,754)
Non-controlling interest in net loss of consolidated subsidiaries	159,721	3,492	704,395	(f),(i)	867,608

LOSS BEFORE INCOME TAXES	(371,019)	(734,141)	791,014		(314,146)
Income tax provision	(61,607)	(5,379)	66,986	(j)	—

NET LOSS	$(432,626)	$(739,520)	$858,000		$(314,146)

CLEARWIRE CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Year Ended December 31, 2007
	Historical
	12 Month period	12 Month Period	Purchase		Clearwire
	Clearwire	Old	Acctng and		Corporation
	Corporation (1)	Clearwire	Other (2)		Pro Forma

REVENUES:	$—	$151,440	$—		$151,440

OPERATING EXPENSES:					—

Cost of goods and services and network costs (exclusive of a portion of depreciation and amortization shown below):	48,865	107,281	—		156,146
Selling, general and administrative expense	99,490	362,063	—		461,553
Depreciation and amortization	3,979	84,694	(29,399	)(b)	80,766
			21,492	(c)
Spectrum lease expense	60,051	96,417	37,268	(c)	190,942
			(2,794	)(d)
Transaction related expenses	—	—	—		—

Total operating expenses	212,385	650,455	26,567		889,407

OPERATING LOSS	(212,385)	(499,015)	(26,567)		(737,967)
OTHER INCOME (EXPENSE):
Interest income	—	65,736	—		65,736
Interest expense	—	(96,279)	95,285	(g)	(192,624)
			(191,630	)(h)
Foreign currency gains (losses), net	—	363	—		363
Loss on extinguishment of debt	—	(159,193)	159,193	(g)	—
Other-than-temporary impairment loss and realized loss on investments	—	(35,020)	—		(35,020)
Other income (expense), net	4,022	(2,875)	(2,794	)(d)	(1,647)

Total other income (expense), net	4,022	(227,268)	60,054		(163,192)

LOSS BEFORE NON-CONTROLLING INTEREST AND INCOME TAXES	(208,363)	(726,283)	33,487		(901,159)
Non-controlling interest in net loss of consolidated subsidiaries	—	4,244	658,854	(i)	663,098

LOSS BEFORE INCOME TAXES	(208,363)	(722,039)	692,341		(238,061)
Income tax provision	(16,362)	(5,427)	21,789	(j)	—

NET LOSS	$(224,725)	$(727,466)	$714,130		$(238,061)

Notes to Clearwire Corporation
Unaudited Pro Forma Condensed Combined Statements of Operations
1.	Basis of Presentation
          Under the Transaction Agreement, Old Clearwire was combined with the Sprint WiMAX Business at the Closing. The Transactions are being accounted for under SFAS No. 141 as a reverse acquisition with the Sprint WiMax Business deemed to be the accounting acquirer.
          At the Closing, the Investors made an aggregate $3.2 billion capital contribution to Clearwire. In exchange for its investment, Google initially received 25,000,000 shares of the Company’s Class A common stock and the other Investors received 505,000,000 shares of Clearwire’s Class B common stock and an equivalent amount of non-voting Class B Common Interests in Clearwire Communications. The number of shares of Clearwire’s Class A and B Common Stock and Clearwire Communications’ Class B Common Interests, as applicable, that the Investors were entitled to receive under the Transaction Agreement was subject to a post-closing adjustment based on the trading price of our Class A Common Stock on NASDAQ over 15 randomly-selected trading days during the 30-day period ending on the 90th day after the Closing, or February 26, 2009 (the “Adjustment Date”), with a floor of $17.00 per share and a cap of $23.00 per share. During the measurement period our Class A Common Stock traded below $17.00 per share on NASDAQ, so on the Adjustment Date, Clearwire issued to the Investors an additional 4,411,765 shares of Clearwire’s Class A common stock and 23,823,529 shares of Clearwire’s Class B common stock and 23,823,529 additional Class B Common Interests in Clearwire Communications to reflect the $17.00 final price per share. Additionally, on February 27, 2009, CW Investment Holdings LLC purchased 588,235 shares of Class A common stock at $17.00 per share. For the purpose of determining the number of shares outstanding within the unaudited pro forma condensed combined statements of operations, we assumed that the additional shares and common interests issued to the Investors on the Adjustment Date, as applicable, were issued as of the Closing and that the Closing was consummated on January 1, 2007.
          After giving effect to the Transactions, the post-closing adjustment and the investment by CW Investment Holdings of $10 million, Sprint owns the largest interest in Clearwire with an effective voting and economic interest in Clearwire and its subsidiaries of approximately 51 percent.
2.	Pro Forma Adjustments related to Purchase Accounting and Other Non-recurring Charges for the three months and the years ended December 31, 2008 and 2007
          Article 11 of Regulation S-X requires that pro forma adjustments reflected in the unaudited pro forma statement of operations have a continuing impact on the results of operations. Certain charges have been excluded in the unaudited pro forma condensed combined statement of operations as such charges were incurred in direct connection with or at the time of the Transactions and are not expected to have an ongoing impact on the results of operations after Closing.
          a. The accelerated vesting of stock options for certain members of management upon Closing resulted in a one-time charge of approximately $38.9 million recorded by Old Clearwire in its historical financial statements for the two and 11 months ended November 28, 2008. As these are non-recurring charges directly attributable to the Transactions, they are excluded from the unaudited pro forma condensed combined statement of operations for the three months and the year ended December 31, 2008.
          b. The adjustments are to record depreciation and amortization expense on a pro forma basis related to the new basis of Old Clearwire property, plant and equipment in purchase accounting and are depreciated and amortized over their estimated remaining useful lives on a straight-line basis. The reduction in depreciation results from a decrease in the carrying value of property, plant and equipment as a result of the allocation of the excess of the estimated fair value of net assets acquired over the purchase price.

          The following table summarizes the estimated remaining useful lives that management has assumed for each class of property, plant and equipment in arriving at the pro forma adjustment.

Estimated Remaining
Useful Life
(Years)
Network and base station equipment	5
Customer premises equipment	1 to 2
Furniture, fixtures and equipment	2
Leasehold improvements	The lesser of the remaining term of the leasehold agreement or 5
          c. Represents the adjustments to record amortization on a pro forma basis related to the new basis of the Old Clearwire spectrum lease contracts and other intangible assets over their remaining useful lives on a straight-line basis.
          The following table summarizes the estimated remaining useful lives that management has assumed for each class of spectrum lease contract and other intangibles in arriving at the pro forma adjustment.

Estimated Remaining
Spectrum Lease Contracts and Other Intangibles	Useful Life
(Years)
Definitive lived owned spectrum-international	5 to 21
Subscriber relationships-international	4
Subscriber relationships-U.S. domestic	7
Trademarks	5
Reacquired rights	20
Favorable spectrum lease contracts	27
Unfavorable spectrum lease contracts	27
Owned spectrum	Indefinite
          d. Represents the elimination of the inter-company other income and related expenses associated with the historical agreements pre-Closing between Clearwire (formerly, Sprint WiMAX) and Old Clearwire where Old Clearwire leased spectrum licenses from Sprint WiMAX. The revenues and related expenses were $0.5 million and $0.7 million in the three months ended December 31, 2008 and 2007, respectively. The revenues and related expenses were $2.6 million and $2.8 million in the years ended December 31, 2008 and 2007, respectively.
          e. Represents the reversal of transaction costs of $33.4 million and $48.6 million for the three months and the year ended December 31, 2008, respectively, comprised of $27.4 million and $33.4 million of investment banking fees and $6.0 million and $15.2 million of other professional fees, recorded in the historical financial statements for the three months and the year ended December 31, 2008, respectively. As these are non-recurring charges directly attributable to the Transactions, they are excluded from the unaudited pro forma condensed combined statement of operations for the three months and the year ended December 31, 2008.
          f. Prior to the Closing, Sprint leased spectrum to Old Clearwire through various spectrum lease agreements. As part of the Transactions, Sprint contributed both the spectrum lease agreements and the spectrum assets underlying those agreements to Clearwire’s business. As a result of the Transactions, the spectrum lease agreements were effectively terminated, and the settlement of those agreements was accounted for as a separate element from the business combination. A settlement loss of $80.6 million resulted from the termination as the agreements were considered to be unfavorable to us as compared to current market rates. This one-time charge recorded by Clearwire at the Closing is excluded from the unaudited pro forma condensed combined statement of operations for the three months ended and the year ended December 31, 2008.
          g. Prior to the Closing of the Transactions, Old Clearwire refinanced the senior term loan facility and renegotiated the loan terms. Historical interest expense related to the senior term loan facility before the refinancing and amortization of the deferred financing fees recorded by Old Clearwire, in the amounts of $15.4 million and $19.4 million for the three months ended December 31, 2008 and 2007, respectively, and $94.1 million and $95.3 million for the years ended December 31, 2008 and 2007, respectively, have been reversed as if the Transactions were consummated on January 1, 2007. Additionally, the loss on extinguishment of debt of $159.2 million recorded for the year ended December 31, 2007 was reversed in the unaudited pro forma condensed combined statement of operations.
          h. Represents the adjustment to record pro forma interest expense assuming the amended Senior Term Loan facility and the Sprint term loan were outstanding as of the beginning of the earliest period presented, January 1, 2007. The Closing would have resulted in an event of default under the terms of the credit agreement underlying the senior term loan facility unless the consent of the lenders was obtained. On November 21, 2008, Old Clearwire entered into an Amended Credit Agreement with the lenders to satisfy this closing condition. The Amended Credit Agreement resulted in additional fees to be paid and adjustments to the underlying interest rates. The Sprint term loan was assumed by Clearwire on the Closing of the Transactions as a result of the financing of the Sprint WiMAX operations by Sprint for the period April 1, 2008 through the Closing. The term loan was added as an additional tranche under the Amended Credit Agreement. The adjustment to pro forma interest expense was calculated over the period using the effective interest method resulting in an adjustment of $32.6 million and $48.6 million for the three months ended December 31, 2008 and 2007, respectively, and $175.7 million and $191.6 million for the years ended December 31, 2008 and 2007, respectively based on an effective interest rate of 14.0 percent. Pro forma interest expense also reflects an adjustment to accrete the debt to par value. Pro forma interest expense was calculated based on the contractual terms under the Amended Credit Agreement, assuming a term equal to its contractual maturity of 30 months and the underlying interest rate was the base rate of 2.75 percent, as the 3 month LIBOR rate in effect at the Closing was less than the base rate. A one-eighth percentage change in the LIBOR rate would increase or decrease interest expense by $0.3 million and $0.4 million for the three months ended December 31, 2008 and 2007, respectively and $1.6 million and $1.7 million for the years ended December 31, 2008 and 2007, respectively.
          i. Represents the allocation of a portion of the pro forma combined net loss to the non-controlling interests in consolidated subsidiaries based on the Clearwire Communications Class B Common Interests’ ownership in Clearwire Communications upon completion of the Transactions assuming that Sprint’s and the Investors’ contributions were at $17.00 per share following the post-closing adjustment. This adjustment is based on pre-tax loss since income tax consequences associated with any loss allocated to the Clearwire Communications Class B Common Interests will be incurred directly by the Investors (other than Google) and by Sprint.
          j. Represents the adjustment to reflect the pro forma income tax expense for each period which was determined by computing the pro forma effective tax rates for each period, giving effect to the Transactions. Clearwire expects to generate net operating losses into the foreseeable future and thus has recorded a valuation allowance for the deferred tax assets not expected to be realized. Therefore, for the three months ended and years ended December 31, 2008 and 2007, no tax benefit was recognized.

Definition of Terms and Reconciliation of Non-GAAP Financial Measures to Unaudited Condensed Combined Pro Forma Statements of Operations
The company utilizes certain financial measures which are widely used in the telecommunications industry and are not calculated based on accounting principles generally accepted in the United States of America (GAAP). Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.
(1) EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA is defined as consolidated operating loss less depreciation and amortization. Adjusted EBITDA is defined as consolidated operating loss less depreciation and amortization less non-cash expenses including share-based compensation expense, non-cash tower/office rent expense and non-cash spectrum lease expense.

	Unaudited Pro Forma
	Three Months Ended December 31		Twelve Months Ended December 31
(in thousands)	2008	2007	2008	2007

Operating Loss	$(246,577)	$(266,036)	$(918,320)	$(737,967)
Depreciation and Amortization	43,160	22,051	128,602	80,766

EBITDA Loss	(203,417)	(243,985)	(789,718)	(657,201)

Non-Cash Items Expenses
Share-Based Compensation	10,831	14,170	44,570	42,770
Non-Cash Tower/Office Rent Expense	8,670	7,162	30,524	18,460
Non-Cash Spectrum Lease Expense	26,575	38,219	100,768	98,831

Non-Cash Items Expenses	46,076	59,551	175,862	160,061

Adjusted EBITDA	$(157,341)	$(184,434)	$(613,856)	$(497,140)

In a capital-intensive industry, management believes Adjusted EBITDA, as well as the associated percentage margin calculation, to be meaningful measures of the company’s operating performance. We use Adjusted EBITDA as a supplemental performance measure because management believes it facilitates comparisons of the company’s operating performance from period to period and comparisons of the company’s operating performance to that of other companies by backing out potential differences caused by non-cash items such as share-based compensation and non-cash expenses related to long-term leases. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance, management also uses Adjusted EBITDA for business planning purposes and in measuring our performance relative to that of our competitors. In addition, we believe that Adjusted EBITDA and similar measures are widely used by investors, financial analysts and credit rating agencies as a measure of our financial performance over time and to compare our financial performance with that of other companies in our industry.
(2) ARPU is service revenue, less legacy businesses revenue (businesses that were acquired through the acquisition of entities by Old Clearwire) and CPE (Customer Premise Equipment) and PC Card revenue divided by the average number of subscribers in the period divided by the number of months in the period.

	Unaudited Pro Forma
	Three Months Ended December 31		Twelve Months Ended December 31
(in thousands)	2008	2007	2008	2007
ARPU
Service Revenue	$59,716	$45,384	$230,646	$151,440
Legacy & Equipment Revenue	(3,647)	(5,148)	(18,086)	(18,276)

ARPU Revenue	56,069	40,236	212,560	133,164

Average Customers	471	372	453	301
Months in Period	3	3	12	12
ARPU	$39.70	$36.09	$39.12	$36.81

Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees affect average revenue per customer, and to assist in forecasting future service revenue. In addition, ARPU provides management with a useful measure to compare our customer revenue to that of other wireless communications providers. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.
(3) Churn, which measures customer turnover, is calculated as the pro forma number of subscribers that terminate service in a given month divided by the average pro forma number of subscribers in that month. Subscribers that discontinue service in the first 30 days of service for any reason, or in the first 90 days of service under certain circumstances, are deducted from our gross customer additions and therefore not included in the churn calculation.
Management uses churn to measure retention of our subscribers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. We believe investors use churn primarily as a tool to track changes in our customer retention. Other companies may calculate this measure differently.
(4) CPGA (Cost per Gross Addition) is selling, general and administrative costs less general and administrative costs and legacy businesses costs, plus CPE and PC Card equipment subsidy, divided by gross customer additions in the period.

	Unaudited Pro Forma
	Three Months Ended December 31		Twelve Months Ended December 31
(in thousands)	2008	2007	2008	2007
CPGA
Selling, General and Administrative	$109,634	$152,767	$484,421	$461,553
G&A and Other	(88,583)	(112,215)	(381,914)	(338,705)

Total Selling Expense	21,051	40,552	102,507	122,848

Total Gross Adds	45	74	225	265
Total CPGA	$468	$550	$456	$464

Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new subscribers. Other companies may calculate this measure differently.
(5) Market EBITDA is the equivalent of Adjusted EBITDA (see definition (1) EBITDA and Adjusted EBITDA) at the market level. This calculation does not include an allocation of corporate general and administrative expenses or spectrum lease expense.
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